Exhibit 99.1

Zebra Technologies Corporation
3 Overlook Point Lincolnshire, IL 60069 USA +1 847 634 6700 www.zebra.com
Zebra Technologies Announces Third-Quarter 2023 Results

Third-Quarter Financial Highlights
•Net sales of $956 million; year-over-year decrease of 30.6%
•Net loss of $15 million and net loss per diluted share of $(0.28)
•Non-GAAP diluted EPS decreased year-over-year to $0.87
•Adjusted EBITDA decreased year-over-year to $111 million
•Previously announced cost reduction plans now expected to drive $100 million annualized net expense savings, an increase from $85 million

Lincolnshire, Ill., October 31, 2023 — Zebra Technologies Corporation (NASDAQ: ZBRA), an innovator at the edge of the enterprise with solutions and partners that enable businesses to gain a performance edge, today announced results for the third quarter ended September 30, 2023.

“As expected, our third quarter results were impacted by broad-based end market softness and elongated sales cycles across our product categories, as well as distributor destocking,” said Bill Burns, Chief Executive Officer of Zebra Technologies. “As we enter the fourth quarter, with most of our cost restructuring actions now implemented, we expect to see a significant sequential improvement in profitability. While we believe demand trends are leveling, we are not seeing signs of a market recovery based on customer behavior, and remain cautious in our planning for the remainder of the year and first half of 2024. We will continue to take decisive actions to position us well for profitable growth as our end markets recover, and elevate our position with customers through our innovative portfolio of solutions."

$ in millions, except per share amounts	3Q23	3Q22	Change
Select reported measures:
Net sales	$956	$1,378	(30.6%)
Gross profit	427	628	(32.0%)
Gross margin	44.7%	45.6%	(90) bps
Net (loss) income	(15)	170	(108.8%)
Net (loss) income margin	(1.6)%	12.3%	(1390) bps
Net (loss) income per diluted share	$(0.28)	$3.26	(108.6%)

Select Non-GAAP measures:
Adjusted net sales	$956	$1,378	(30.6%)
Organic net sales decline			(29.6%)
Adjusted gross profit	428	631	(32.2%)
Adjusted gross margin	44.8%	45.8%	(100) bps
Adjusted EBITDA	111	291	(61.9%)
Adjusted EBITDA margin	11.6%	21.1%	(950) bps
Non-GAAP net income	$45	$215	(79.1%)
Non-GAAP diluted earnings per share	$0.87	$4.12	(78.9%)

Net sales were $956 million in the third quarter of 2023 compared to $1,378 million in the prior year. Net sales in the Enterprise Visibility & Mobility ("EVM") segment were $632 million in the third quarter of 2023 compared with $936 million in the prior year. Asset Intelligence & Tracking ("AIT") segment net sales were $324 million in the third quarter of 2023 compared to $442 million in the prior year. Consolidated organic net sales for the third quarter decreased 29.6% year-over-year, with a 31.4% decrease in the EVM segment and 25.8% decrease in the AIT segment.

Third quarter 2023 gross profit was $427 million compared to $628 million in the prior year. Gross margin decreased to 44.7% for the third quarter of 2023 compared to 45.6% in the prior year. The decrease was primarily due to volume deleveraging partially offset by lower premium supply chain costs. Adjusted gross margin was 44.8% in the third quarter of 2023 compared to 45.8% in the prior year.

Operating expenses increased in the third quarter of 2023 to $439 million from $426 million in the prior year. Operating expenses increased primarily due to higher exit and restructuring costs partially offset by lower employee incentive compensation associated with financial performance, cost reductions and lower amortization expense. Adjusted operating expenses decreased in the third quarter of 2023 to $334 million from $356 million in the prior year.

Net loss for the third quarter of 2023 was $15 million, or $0.28 loss per diluted share, compared to net income of $170 million, or $3.26 income per diluted share, for the prior year. Non-GAAP net income for the third quarter of 2023 decreased to $45 million, or $0.87 per diluted share, compared to $215 million, or $4.12 per diluted share, for the prior year.

Adjusted EBITDA for the third quarter of 2023 decreased to $111 million, or 11.6% of adjusted net sales, compared to $291 million, or 21.1% of adjusted net sales for the prior year primarily due to lower gross margin and higher operating expense as a percent of revenue.

Balance Sheet and Cash Flow
As of September 30, 2023, the Company had cash and cash equivalents of $61 million and total debt of $2,280 million.

For the first nine months of 2023, net cash used in operating activities was $145 million and the Company made capital expenditures of $48 million, resulting in negative free cash flow of $193 million. The Company made share repurchases under its existing authorization of $52 million, and had net debt borrowings of $248 million.

Cost Initiatives
As previously announced, the Company is executing on the 2022 Productivity Plan and initiated a Voluntary Retirement Plan to generate cost efficiencies. Both of these Exit and Restructuring plans are expected to be substantially complete in 2023. The total charges are expected to be approximately $105 million, and the net annualized expense savings resulting from these actions is expected to total approximately $100 million, an increase from $85 million.

Outlook
The Company expects fourth quarter 2023 net sales to decrease between 32% and 36% compared to the prior year. Foreign currency translation is expected to have a negligible impact.

Adjusted EBITDA margin for the fourth quarter of 2023 is expected to be approximately 16%. Non-GAAP diluted earnings per share are expected to be in the range of $1.40 to $1.80. This assumes an adjusted effective tax rate of approximately 17%.

Free cash flow is expected to be positive for the second half of 2023, and negative for the full year reflecting lower profitability and elevated inventory, higher cash taxes and is inclusive of the anticipated $180 million of previously-announced settlement payments.

The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of the most directly comparable forward-looking GAAP financial measure as discussed under the "Forward-Looking Statements" caption below. This would include items that have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted, and that would impact diluted net earnings per share. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Conference Call Notification
Investors are invited to listen to a live webcast of Zebra’s conference call regarding the Company’s financial results. The conference call will be held today at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). To view the webcast, visit the investor relations section of the Company’s website at investors.zebra.com.

About Zebra
Zebra (NASDAQ: ZBRA) helps organizations monitor, anticipate, and accelerate workflows by empowering their frontline and ensuring that everyone and everything is visible, connected and fully optimized. Our award-winning portfolio spans software to innovations in robotics, machine vision, automation and digital decisioning, all backed by a +50-year legacy in scanning, track-and-trace and mobile computing solutions. With an ecosystem of 10,000 partners across more than 100 countries, Zebra's customers include over 80% of the Fortune 500. Newsweek recently recognized Zebra as one of America's Most Loved Workplaces and Greatest Workplaces for Diversity, and we are on Fast Company's list of the Best Workplaces for Innovators. Learn more at www.zebra.com or sign up for news alerts. Follow Zebra’s Your Edge blog, LinkedIn, Twitter and Facebook, and check out our Story Hub: Zebra Perspectives.

Forward-Looking Statements
This press release contains forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements regarding the company’s outlook. Actual results may differ from those expressed or implied in the company’s forward-looking statements. These statements represent estimates only as of the date they were made. Zebra undertakes no obligation, other than as may be required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this release.

These forward-looking statements are based on current expectations, forecasts and assumptions and are subject to the risks and uncertainties inherent in Zebra’s industry, market conditions, general domestic and international economic conditions, and other factors. These factors include customer acceptance of Zebra’s offerings and competitors' offerings, and the potential effects of emerging technologies and changes in customer requirements. The effect of global market conditions, and the availability of credit and capital markets volatility may have adverse effects on Zebra, its suppliers and its customers. In addition, natural disasters, man-made disasters, public health issues (including pandemics), and cybersecurity incidents may have negative effects on Zebra's business and results of operations. Zebra's ability to purchase sufficient materials, parts, and components, and ability to provide services, software and products to meet customer demand could negatively impact Zebra's results of operations and customer relationships. Profits and profitability will be affected by Zebra’s ability to control manufacturing and operating costs. Because of its debt, interest rates and financial market conditions may also have an adverse impact on results. Foreign exchange rates, customs duties and trade policies may have an adverse effect on financial results because of the large percentage of Zebra's international sales. The impacts of changes in foreign and domestic governmental policies, regulations, or laws, as well as the outcome of litigation or tax matters in which Zebra may be involved are other factors that could adversely affect Zebra's business and results of operations. The success of integrating acquisitions could also adversely affect profitability, reported results and the company’s competitive position in its industry. These and other factors could have an adverse effect on Zebra’s sales, gross profit margins and results of operations and increase the volatility of Zebra's financial results. When used in this release and documents referenced, the words “anticipate,” “believe,” “outlook,” and “expect” and similar expressions, as they relate to the company or its management, are intended to identify such forward-looking statements, but are not the exclusive means of identifying these statements. Descriptions of certain risks, uncertainties and other factors that could adversely affect the company’s future operations and results can be found in Zebra’s filings with the Securities and Exchange Commission, including the company’s most recent Form 10-K and Form 10-Q.

Use of Non-GAAP Financial Information
This press release contains certain Non-GAAP financial measures, consisting of “adjusted net sales,” “adjusted gross profit,” “adjusted gross margin,” “EBITDA,” “Adjusted EBITDA,” “Adjusted EBITDA margin,” “Adjusted EBITDA % of adjusted net sales,” “Non-GAAP net income,” “Non-GAAP earnings per share,” “Non-GAAP diluted earnings per share,” “free cash flow,” “organic net sales,” “organic net sales growth (decline),” “organic net sales decline,” and “adjusted operating expenses.” Management presents these measures to focus on the on-going operations and believes it is useful to investors because they enable them to perform meaningful comparisons of past and present operating results. The company believes it is useful to present non-GAAP financial measures, which exclude certain significant items, as a means to understand the performance of its ongoing operations and how management views the business. Please see the “Reconciliation of GAAP to Non-GAAP Financial Measures” tables and accompanying disclosures at the end of this press release for more detailed information regarding non-GAAP financial measures herein, including the items reflected in adjusted net earnings calculations. These measures, however, should not be construed as an alternative to any other measure of performance determined in accordance with GAAP.

The company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis (including the information under “Outlook” above) where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred, are out of the company’s control and/or cannot be reasonably predicted, and that would impact diluted net earnings per share, the most directly comparable forward-looking GAAP financial measure. For the same reasons, the company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

As a global company, Zebra's operating results reported in U.S. dollars are affected by foreign currency exchange rate fluctuations because the underlying foreign currencies in which the company transacts change in value over time compared to the U.S. dollar; accordingly, the company presents certain organic growth financial information, which includes impacts of foreign currency translation, to provide a framework to assess how the company’s businesses performed excluding the impact of foreign currency exchange rate fluctuations. Foreign currency impact represents the difference in results that are attributable to fluctuations in the currency exchange rates used to convert the results for businesses where the functional currency is not the U.S. dollar. This impact is calculated by translating current period results at the currency exchange rates used in the comparable period in the prior year, rather than the exchange rates in effect during the current period. In addition, the company excludes the impact of its foreign currency hedging program in the prior year periods. The company believes these measures should be considered a supplement to and not in lieu of the company’s performance measures calculated in accordance with GAAP.

Contacts

Investors	Media
Michael Steele, CFA, IRC	Therese Van Ryne
Vice President, Investor Relations	Senior Director, External Communications
Phone: + 1 847 518 6432	Phone: + 1 847 370 2317
InvestorRelations@zebra.com	therese.vanryne@zebra.com

ZEBRA TECHNOLOGIES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	September 30, 2023	December 31, 2022
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$61	$105
Accounts receivable, net of allowances for doubtful accounts of $1 each as of September 30, 2023 and December 31, 2022	538	768
Inventories, net	848	860
Income tax receivable	43	26
Prepaid expenses and other current assets	162	124
Total Current assets	1,652	1,883
Property, plant and equipment, net	302	278
Right-of-use lease assets	165	156
Goodwill	3,893	3,899
Other intangibles, net	552	630
Deferred income taxes	438	407
Other long-term assets	329	276
Total Assets	$7,331	$7,529
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$152	$214
Accounts payable	433	811
Accrued liabilities	528	744
Deferred revenue	428	425
Income taxes payable	21	138
Total Current liabilities	1,562	2,332
Long-term debt	2,121	1,809
Long-term lease liabilities	150	139
Deferred income taxes	75	75
Long-term deferred revenue	318	333
Other long-term liabilities	92	108
Total Liabilities	4,318	4,796
Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 10,000,000 shares; none issued	—	—
Class A common stock, $.01 par value; authorized 150,000,000 shares; issued 72,151,857 shares	1	1
Additional paid-in capital	599	561
Treasury stock at cost, 20,792,573 and 20,700,357 shares as of September 30, 2023 and December 31, 2022, respectively	(1,858)	(1,799)
Retained earnings	4,315	4,036
Accumulated other comprehensive loss	(44)	(66)
Total Stockholders’ Equity	3,013	2,733
Total Liabilities and Stockholders’ Equity	$7,331	$7,529

ZEBRA TECHNOLOGIES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
Net sales:
Tangible products	$729	$1,164	$2,885	$3,630
Services and software	227	214	690	648
Total Net sales	956	1,378	3,575	4,278
Cost of sales:
Tangible products	419	632	1,559	1,998
Services and software	110	118	341	341
Total Cost of sales	529	750	1,900	2,339
Gross profit	427	628	1,675	1,939
Operating expenses:
Selling and marketing	138	149	445	452
Research and development	127	143	403	428
General and administrative	88	92	256	288
Settlement and related costs	—	—	—	372
Amortization of intangible assets	26	39	78	107
Acquisition and integration costs	2	1	4	19
Exit and restructuring costs	58	2	82	4
Total Operating expenses	439	426	1,268	1,670
Operating (loss) income	(12)	202	407	269
Other income (loss), net:
Foreign exchange gain	6	—	2	5
Interest (expense) income, net	(16)	21	(69)	48
Other expense, net	(2)	(1)	(8)	(3)
Total Other (expense) income, net	(12)	20	(75)	50
(Loss) income before income tax	(24)	222	332	319
Income tax (benefit) expense	(9)	52	53	42
Net (loss) income	$(15)	$170	$279	$277
Basic (loss) earnings per share	$(0.28)	$3.28	$5.44	$5.29
Diluted (loss) earnings per share	$(0.28)	$3.26	$5.40	$5.25

ZEBRA TECHNOLOGIES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended
	September 30, 2023	October 1, 2022
Cash flows from operating activities:
Net income	$279	$277
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	132	158
Share-based compensation	39	70
Deferred income taxes	(35)	(115)
Unrealized gain on forward interest rate swaps	(14)	(92)
Other, net	3	4
Changes in operating assets and liabilities:
Accounts receivable, net	228	(58)
Inventories, net	7	(293)
Other assets	(25)	(68)
Accounts payable	(402)	127
Accrued liabilities	(79)	(101)
Deferred revenue	(12)	27
Income taxes	(134)	3
Settlement liability	(135)	270
Other operating activities	3	12
Net cash (used in) provided by operating activities	(145)	221
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	—	(878)
Purchases of property, plant and equipment	(48)	(51)
Purchases of long-term investments	(1)	(12)
Net cash used in investing activities	(49)	(941)
Cash flows from financing activities:
Payment of debt issuance costs, extinguishment costs and discounts	—	(8)
Payments of long-term debt	(221)	(210)
Proceeds from issuance of long-term debt	469	1,385
Payments for repurchases of common stock	(52)	(655)
Net proceeds related to share-based compensation plans	(8)	(14)
Change in unremitted cash collections from servicing factored receivables	(48)	(28)
Net cash provided by financing activities	140	470
Effect of exchange rate changes on cash and cash equivalents, including restricted cash	(2)	(2)
Net decrease in cash and cash equivalents, including restricted cash	(56)	(252)
Cash and cash equivalents, including restricted cash, at beginning of period	117	344
Cash and cash equivalents, including restricted cash, at end of period	$61	$92
Less restricted cash, included in Prepaid expenses and other current assets	—	(11)
Cash and cash equivalents at end of period	$61	$81
Supplemental disclosures of cash flow information:
Income taxes paid	$227	$152
Interest paid	$80	$34

ZEBRA TECHNOLOGIES CORPORATION AND SUBSIDIARIES
RECONCILIATION OF ORGANIC NET SALES GROWTH (DECLINE)
(Unaudited)

	Three Months Ended
	September 30, 2023
	AIT	EVM	Consolidated
Reported GAAP Consolidated Net sales decline	(26.7)%	(32.5)%	(30.6)%
Adjustments:
Impact of foreign currency translations (1)	0.9%	1.1%	1.0%
Consolidated Organic Net sales decline	(25.8)%	(31.4)%	(29.6)%

	Nine Months Ended
	September 30, 2023
	AIT	EVM	Consolidated
Reported GAAP Consolidated Net sales decline	(1.1)%	(23.3)%	(16.4)%
Adjustments:
Impact of foreign currency translations (1)	2.1%	2.0%	2.0%
Impact of acquisitions (2)	—%	(1.0)%	(0.7)%
Consolidated Organic Net sales growth (decline)	1.0%	(22.3)%	(15.1)%

(1)Operating results reported in U.S. Dollars are affected by foreign currency exchange rate fluctuations. Foreign currency translation impact represents the difference in results that are attributable to fluctuations in the currency exchange rates used to convert the results for businesses where the functional currency is not the U.S. Dollar. This impact is calculated by translating the current period results at the currency exchange rates used in the comparable prior year period, inclusive of the Company’s foreign currency hedging program.

(2)For purposes of computing Consolidated Organic Net sales decline and Consolidated Organic Net sales growth (decline), amounts directly attributable to business acquisitions are excluded for twelve months following their respective acquisitions.

ZEBRA TECHNOLOGIES CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP GROSS MARGIN
(In millions)
(Unaudited)

	Three Months Ended
	September 30, 2023			October 1, 2022
	AIT	EVM	Consolidated	AIT	EVM	Consolidated
GAAP
Reported Net sales	$324	$632	$956	$442	$936	$1,378
Reported Gross profit	145	282	427	193	435	628
Gross Margin	44.8%	44.6%	44.7%	43.7%	46.5%	45.6%

Non-GAAP
Adjusted Net sales	$324	$632	$956	$442	$936	$1,378
Adjusted Gross profit (1)	145	283	428	194	437	631
Adjusted Gross Margin	44.8%	44.8%	44.8%	43.9%	46.7%	45.8%

	Nine Months Ended
	September 30, 2023			October 1, 2022
	AIT	EVM	Consolidated	AIT	EVM	Consolidated
GAAP
Reported Net sales	$1,305	$2,270	$3,575	$1,320	$2,958	$4,278
Reported Gross profit	628	1,047	1,675	557	1,382	1,939
Gross Margin	48.1%	46.1%	46.9%	42.2%	46.7%	45.3%

Non-GAAP
Adjusted Net sales	$1,305	$2,270	$3,575	$1,320	$2,958	$4,278
Adjusted Gross profit (1)	629	1,050	1,679	558	1,386	1,944
Adjusted Gross Margin	48.2%	46.3%	47.0%	42.3%	46.9%	45.4%

(1)Adjusted Gross profit excludes share-based compensation expense.

ZEBRA TECHNOLOGIES CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP NET INCOME
(In millions, except share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
GAAP Net (loss) income	$(15)	$170	$279	$277
Adjustments to Cost of sales(1)
Share-based compensation	1	3	4	5
Total adjustments to Cost of sales	1	3	4	5
Adjustments to Operating expenses(1)
Amortization of intangible assets	26	39	78	107
Acquisition and integration costs	2	1	4	19
Settlement and related costs	—	—	—	372
Share-based compensation	19	28	42	70
Exit and restructuring costs	58	2	82	4
Total adjustments to Operating expenses	105	70	206	572
Adjustments to Other income (expense), net(1)
Amortization of debt issuance costs and discounts	1	—	2	4
Investment loss	—	—	1	—
Foreign exchange (gain)	(6)	—	(2)	(5)
Forward interest rate swap (gain)	(23)	(39)	(34)	(84)
Total adjustments to Other income (expense), net	(28)	(39)	(33)	(85)
Income tax effect of adjustments(2)
Reported income tax (benefit) expense	(9)	52	53	42
Adjusted income tax (benefit)	(9)	(41)	(90)	(139)
Total adjustments to income tax	(18)	11	(37)	(97)
Total adjustments	60	45	140	395
Non-GAAP Net income	$45	$215	$419	$672

GAAP (loss) earnings per share
Basic	$(0.28)	$3.28	$5.44	$5.29
Diluted	$(0.28)	$3.26	$5.40	$5.25
Non-GAAP earnings per share
Basic	$0.87	$4.15	$8.16	$12.82
Diluted	$0.87	$4.12	$8.10	$12.73

Basic weighted average shares outstanding(3)	51,336,645	51,834,236	51,380,876	52,387,838
Diluted weighted average and equivalent shares outstanding(3)	51,336,645	52,157,852	51,717,731	52,756,631
(1)Presented on a pre-tax basis.
(2)Represents adjustments to GAAP income tax expense commensurate with pre-tax non-GAAP adjustments (including the resulting impacts to U.S. BEAT/GILTI provisions), as well as adjustments to exclude the impacts of certain discrete income tax items and incorporate the anticipated annualized effects of current year tax planning.
(3)For GAAP purposes, in periods of a net loss, restricted stock and performance share awards, which are participating securities, are excluded from weighted-average shares outstanding and all unvested share-based awards were anti-dilutive and therefore excluded from diluted shares. For the three months ended September 30, 2023, Non-GAAP basic and diluted weighted average shares outstanding were 51,344,065 and 51,696,702, respectively.

ZEBRA TECHNOLOGIES CORPORATION AND SUBSIDIARIES
GAAP to NON-GAAP RECONCILIATION TO EBITDA
(In millions)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
GAAP Net (loss) income	$(15)	$170	$279	$277
Add back:
Depreciation (excluding exit and restructuring)	17	16	52	51
Amortization of intangible assets	26	39	78	107
Total Other expense (income), net	12	(20)	75	(50)
Income tax (benefit) expense	(9)	52	53	42
EBITDA (Non-GAAP)	31	257	537	427

Adjustments to Cost of sales
Share-based compensation	1	3	4	5
Total adjustments to Cost of sales	1	3	4	5
Adjustments to Operating expenses
Acquisition and integration costs	2	1	4	19
Settlement and related costs	—	—	—	372
Share-based compensation	19	28	42	70
Exit and restructuring costs	58	2	82	4
Total adjustments to Operating expenses	79	31	128	465
Total adjustments to EBITDA	80	34	132	470
Adjusted EBITDA (Non-GAAP)	$111	$291	$669	$897

Adjusted EBITDA % of Adjusted Net Sales (Non-GAAP)	11.6%	21.1%	18.7%	21.0%

FREE CASH FLOW

	Nine Months Ended
	September 30, 2023	October 1, 2022
Net cash (used in) provided by operating activities	$(145)	$221
Less: Purchases of property, plant and equipment	(48)	(51)
Free cash flow (Non-GAAP)(1)	$(193)	$170
(1) Free cash flow, a non-GAAP measure, is defined as Net cash provided by (used in) operating activities in a period minus purchases of property, plant and equipment (capital expenditures) made in that period. This measure does not represent residual cash flows available for discretionary expenditures as the measure does not deduct the payments required for debt service and other contractual obligations or payments for future business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statements of cash flows.